EXHIBIT 2.1

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                         AGREEMENT AND PLAN OF MERGER




                          Dated as of August 16, 2002




                                     Among




                            BERKSHIRE HATHAWAY INC.




                              C ACQUISITION CORP.




                                      and




                            CTB INTERNATIONAL CORP.



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                               TABLE OF CONTENTS

                                                                          Page


                                   ARTICLE I

                        Definitions and Interpretation

SECTION 1.01. Certain Defined Terms.......................................   2
SECTION 1.02. Other Defined Terms.........................................   5
SECTION 1.03. Interpretation..............................................   6


                                  ARTICLE II

                                  The Merger

SECTION 2.01. The Merger..................................................   6
SECTION 2.02. Closing.....................................................   7
SECTION 2.03. Effective Time..............................................   7
SECTION 2.04. Effects of the Merger.......................................   7
SECTION 2.05. Articles of Incorporation and By-laws.......................   7
SECTION 2.06. Directors...................................................   8
SECTION 2.07. Officers....................................................   8


                                  ARTICLE III

               Effect of the Merger on the Capital Stock of the
              Constituent Corporations; Exchange of Certificates

SECTION 3.01. Effect on Capital Stock.....................................   8
SECTION 3.02. Exchange of Certificates....................................   9


                                  ARTICLE IV

                        Representations and Warranties

SECTION 4.01. Representations and Warranties of the Company...............  12
SECTION 4.02. Representations and Warranties of Parent and Acquisition
                Sub.......................................................  23

                                      i

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                                   ARTICLE V

                   Covenants Relating to Conduct of Business

SECTION 5.01. Covenants of the Company....................................  26
SECTION 5.02. Covenants of Parent and Acquisition Sub.....................  29
SECTION 5.03. No Solicitation.............................................  29


                                  ARTICLE VI

                             Additional Agreements

SECTION 6.01. Preparation of the Proxy Statement..........................  30
SECTION 6.02. Access to Information.......................................  31
SECTION 6.03. Company Shareholders Meeting................................  32
SECTION 6.04. Reasonable Best Efforts.....................................  32
SECTION 6.05. Benefits Matters............................................  32
SECTION 6.06. Stock-Based Compensation....................................  34
SECTION 6.07. Fees and Expenses...........................................  35
SECTION 6.08. Indemnification and Exculpation.............................  35
SECTION 6.09. Transfer Taxes..............................................  37


                                  ARTICLE VII

                             Conditions Precedent

SECTION 7.01. Conditions to Each Party's Obligation to Effect the
                Merger....................................................  38
SECTION 7.02. Conditions to Obligations of Parent and Acquisition Sub to
                Effect the Merger.........................................  38
SECTION 7.03. Conditions to Obligation of the Company to Effect the
                Merger....................................................  40
SECTION 7.04. Frustration of Closing Conditions...........................  40


                                 ARTICLE VIII

                           Termination and Amendment

SECTION 8.01. Termination.................................................  41
SECTION 8.02. Effect of Termination.......................................  42
SECTION 8.03. Amendment...................................................  42
SECTION 8.04. Extension; Waiver...........................................  42
SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver...  43

                                      ii

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                                  ARTICLE IX

                              General Provisions

SECTION 9.01. Nonsurvival of Representations and Warranties...............  43
SECTION 9.02. Notices.....................................................  43
SECTION 9.03. Counterparts................................................  44
SECTION 9.04. Entire Agreement; No Third-Party Beneficiaries; Rights of
                Ownership.................................................  44
SECTION 9.05. Governing Law...............................................  44
SECTION 9.06. Publicity...................................................  45
SECTION 9.07. Assignment..................................................  45
SECTION 9.08. Enforcement.................................................  45
SECTION 9.09. Severability................................................  46

                                      iii

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                         AGREEMENT AND PLAN OF MERGER (this "Agreement") dated
                    as of August 16, 2002, among BERKSHIRE HATHAWAY INC., a Delaware corporation ("Parent"), C ACQUISITION CORP., an Indiana corporation and a wholly owned subsidiary of Parent ("Acquisition Sub"), and CTB INTERNATIONAL CORP., an Indiana corporation (the "Company").


          WHEREAS Parent and the respective Boards of Directors of Acquisition Sub and the Company have approved the merger of Acquisition Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company ("Company Common Stock"), other than the shares of Company Common Stock owned, directly or indirectly, by Parent or the Company immediately prior to the Effective Time, will be converted into the right to receive the Merger Consideration (as defined in Section 3.01(c));

          WHEREAS each issued and outstanding share of Company Common Stock owned, directly or indirectly, by Parent or the Company immediately prior to the Effective Time, will be canceled and retired;

          WHEREAS concurrently with the execution and delivery hereof, American Securities Partners, L.P., ASP/CTB L.P., Caryl M. Chocola, J. Christopher Chocola, the other individuals party thereto (collectively, the "Sellers"), Parent and Acquisition Sub, will enter into a shareholder agreement and proxy (the "Shareholders Agreement") pursuant to which the Sellers will agree, among other things, to take specified actions in furtherance of the Merger;

          WHEREAS the Board of Directors of the Company (i) has determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders,
(ii) has adopted this Agreement and has approved the Merger, the other transactions contemplated hereby and the


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                                                                             2

transactions contemplated by the Shareholders Agreement and (iii) has recommended that the shareholders of the Company approve this Agreement, the Merger and the other transactions contemplated hereby; and

          WHEREAS Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:


                                  ARTICLE I

                        Definitions and Interpretation

                     SECTION 1.01. Certain Defined Terms.

          For purposes of this Agreement, the following terms shall have the following meanings:

          "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

          "business day" means any day on which banks are not required or authorized to close in the City of New York.

          "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or otherwise.

          "Environmental Claim" means any written notice, claim, demand, action, suit, complaint or proceeding by any person alleging liability arising out of or relating to (A) the presence or Release of any Hazardous Materials or (B) any violation of an Environmental Law or an Environmental Permit.


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                                                                             3

          "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, judgments and decrees relating to contamination, pollution or the protection of the environment.

          "Environmental Permits" means all Company Permits required under Environmental Laws necessary for the Company and its subsidiaries to conduct their operations and businesses on the date of this Agreement.

          "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls and (B) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law.

          "material adverse effect" means, when used in connection with the Company, any state of facts, change, effect, event, occurrence or development that is, or is reasonably likely to be, materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, other than any change, effect, event or occurrence relating to or arising out of (A) the economy or securities markets in general, (B) this Agreement or the transactions contemplated hereby or the announcement thereof or (C) any industry currently engaged in by the Company, in general, and not specifically relating to the Company or its subsidiaries; "material adverse effect" means, when used in connection with Parent, any state of facts, change, effect, event, occurrence or development that would, or is reasonably likely to, prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

          "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal,


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                                                                             4

discharge, dispersal, leaching or migration into or through the environment.

          "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are not such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

          "Takeover Proposal" means any proposal or offer from any person (other than Parent or the Acquisition Sub) relating to any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, tender offer, exchange offer, stock acquisition, asset acquisition, statutory share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 20% or more of the assets of the Company and its subsidiaries, taken as a whole, or (B) 20% or more of the outstanding shares of Company Common Stock or capital stock of, or other equity or voting interests in, any of the Company's subsidiaries directly or indirectly holding, individually or taken together, the assets or businesses referred to in clause (A) above.

          "tax" (including, with correlative meaning, "taxes" and "taxable") includes all forms of taxation, whenever created or imposed, and whether domestic or foreign, and whether imposed by a national, federal, state, provincial, local or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.

          "tax returns" means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to taxes and any amended tax return.


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                                                                             5

          SECTION 1.02. Other Defined Terms. For purposes of this Agreement, each of the following terms is defined in the Section set forth opposite such term:


           Term                                        Section

           "Acquisition Agreement"                     5.03(b)
           "Acquisition Sub"                           Preamble
           "Agreement"                                 Preamble
           "Articles of Merger"                        2.03
           "Broker Agreements"                         4.01(p)
           "Certificate"                               3.01(c)
           "Closing"                                   2.02
           "Closing Date"                              2.02
           "Code"                                      3.02(f)
           "Company"                                   Preamble
           "Company Benefit Agreements"                4.01(l)
           "Company Benefit Plans"                     4.01(l)
           "Company Common Stock"                      Recitals
           "Company Disclosure Schedule"               4.01
           "Company Filed SEC Documents"               4.01
           "Company Option Agreements"                 4.01(b)
           "Company Permits"                           4.01(g)
           "Company Preferred Stock"                   4.01(b)
           "Company SEC Documents"                     4.01(d)
           "Company Shareholder Approval"              4.01(n)
           "Company Shareholders Meeting"              4.01(c)(ii)
           "Company Stock Incentive Plan"              4.01(b)
           "Company Stock Options"                     4.01(b)
           "Confidentiality Agreement"                 6.02
           "Continuation Period"                       6.05(a)
           "Continued Employee"                        6.05(a)
           "Effective Time"                            2.03
           "ERISA"                                     4.01(l)
           "Exchange Act"                              4.01(c)(ii)
           "GAAP"                                      4.01(d)
           "Governmental Entity"                       4.01(c)(ii)
           "HSR Act"                                   4.01(c)(ii)
           "IBCL"                                      2.01
           "Indemnified Liabilities"                   6.08(a)
           "Indemnified Persons"                       6.08(a)
           "Lien"                                      4.01(c)(ii)
           "Merger"                                    Recitals
           "Merger Consideration"                      3.01(c)
           "Outside Date"                              8.01(b)(i)
           "Parent"                                    Preamble
           "Paying Agent"                              3.02


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                                                                             6

           "Proxy Statement"                           4.01(c)(ii)
           "Securities Act"                            4.01(d)
           "Shareholders Agreement"                    Recitals
           "SEC"                                       4.01(c)(ii)
           "Sellers"                                   Recitals
           "Surviving Corporation"                     2.01

          SECTION 1.03. Interpretation. When a reference is made in this Agreement to a party or to an Article, Section, Exhibit or Schedule, such reference shall be to a party to, an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" when used in this Agreement is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (x) (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and (y) all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.




                                  ARTICLE II

                                  The Merger

          SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Indiana Business Corporation Law


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                                                                             7

(the "IBCL"), Acquisition Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.03). Following the Merger, the separate corporate existence of Acquisition Sub shall cease and the Company shall be the surviving corporation (the "Surviving Corporation"). The Surviving Corporation shall continue its existence under the laws of the State of Indiana under the name "CTB International Corp.", and the Surviving Corporation shall succeed to all the rights and obligations of the Company and Acquisition Sub in accordance with the IBCL.

          SECTION 2.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by the parties.

          SECTION 2.03. Effective Time. Prior to the Closing, the Company shall prepare articles of merger incorporating the plan of merger in accordance with Section 23-1-40-5 of the IBCL (the "Articles of Merger"), and as soon as practicable on the Closing Date, the Company shall file the Articles of Merger in accordance with the relevant provisions of the IBCL with the Secretary of State of the State of Indiana. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Indiana in accordance with Section 23-1-40-5 of the IBCL or at such later time as is agreed to by the parties and set forth in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

          SECTION 2.04. Effects of the Merger. The Merger shall have the effects set forth in Section 23-1-40-6 of the IBCL.

          SECTION 2.05. Articles of Incorporation and By-laws.

          (a) The articles of incorporation of the Acquisition Sub as in effect immediately prior to the


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                                                                             8

     Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The by-laws of the Acquisition Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          SECTION 2.06. Directors. The directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 2.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                 ARTICLE III

               Effect of the Merger on the Capital Stock of the
              Constituent Corporations; Exchange of Certificates

          SECTION 3.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Parent or Acquisition Sub:

          (a) Capital Stock of Acquisition Sub. Each issued and outstanding share of common stock of Acquisition Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b) Cancelation of Treasury Stock, Parent-Owned Stock and Certain Other Stock. Each share of Company Common Stock that is owned by the Company, any wholly owned subsidiary of the Company, Parent, Acquisition Sub or any other wholly owned subsidiary of Parent, immediately prior to the Effective Time shall automatically be canceled and


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                                                                             9

retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

          (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b)) shall be converted into the right to receive $12.75 in cash, without interest (the "Merger Consideration"). At the Effective Time, all such shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends to which such holder is entitled pursuant to the proviso to the first sentence of Section 3.02(c).

          SECTION 3.02. Exchange of Certificates.

          (a) Paying Agent. When and as needed, Acquisition Sub shall deposit or cause to be deposited (and Parent shall provide all necessary funds and otherwise cause Acquisition Sub to deposit), with a bank or trust company designated by Parent or Acquisition Sub (and reasonably acceptable to the Company) to act as agent (the "Paying Agent") for the holders of Company Common Stock, the funds to pay the Merger Consideration to the holders of Company Common Stock who shall become entitled thereto. Any interest or other income produced by the investment of the Merger Consideration by the Paying Agent will be payable to the Acquisition Sub or Parent, as Parent directs.

          (b) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in customary form and contain customary provisions)


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                                                                            10

     and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, be entitled to receive in exchange therefor an amount of cash equal to the product of the Merger Consideration and the number of shares of Company Common Stock previously represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Subject to the proviso to the first sentence of Section 3.02(c), until surrendered as contemplated by this Section 3.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article III. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article III.

          (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, provided, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company in accordance with the terms of this Agreement on or prior to the date of this Agreement in respect of such


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                                                                            11

     shares of Company Common Stock that remain unpaid at the Effective Time. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation or the Paying Agent for any reason, it shall be canceled against delivery of cash to the holder thereof as provided in this Article III.

          (d) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable and customary amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

          (e) No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

          (f) Withholding Rights. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or


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                                                                            12

     foreign tax law. To the extent amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which the deduction and withholding was made.


                                  ARTICLE IV

                        Representations and Warranties

          SECTION 4.01. Representations and Warranties of the Company. Except as set forth in the Company SEC Documents (as defined in Section 4.01(d)) filed and publicly available after December 31, 2001 and prior to the date of this Agreement (the "Company Filed SEC Documents") or on the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Acquisition Sub as follows:

          (a) Organization and Power. The Company and each of its subsidiaries is duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to conduct its business as presently conducted and is duly qualified and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where failures thereof, individually or in the aggregate, would not have a material adverse effect on the Company. The Company has made available to Parent true and complete copies of its articles of incorporation and by-laws, in each case as amended through the date of this Agreement.

          (b) Capital Structure. The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 4,000,000 shares of preferred stock, par value $0.01 per share, of the Company ("Company Preferred Stock"). At the close of business on August 13, 2002, (A) 10,885,939 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding, (C) 1,000,000 shares of Company Common Stock were reserved


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                                                                            13

for issuance pursuant to the 1999 CTB International Corp. Stock Incentive Plan (the "Company Stock Incentive Plan"), of which 372,000 shares were subject to outstanding Company Stock Options (as defined below) and (D) 587,938 shares were subject to other option agreements (the "Company Option Agreements"). Other than as set forth above, at the close of business on August 13, 2002, there were no shares of capital stock or other voting securities of the Company issued, reserved for issuance or outstanding, and there were no options, warrants or other rights to acquire from the Company any such stock or securities. Since August 13, 2002, (x) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company other than issuances of shares of Company Common Stock pursuant to the exercise of options granted pursuant to the Company Stock Incentive Plan or the Company Option Agreements to purchase Company Common Stock (collectively, the "Company Stock Options") outstanding at such date and (y) there have been no issuances by the Company of options, warrants or other rights to acquire shares of capital stock or other voting securities from the Company. All outstanding shares of Company Common Stock are, and any shares of Company Common Stock which may be issued upon the exercise of Company Stock Options when issued will be, validly issued, fully paid and nonassessable, and not subject to preemptive rights. Other than as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts or undertakings of any kind to which the Company or any subsidiary of the Company is a party, or by which the Company or any subsidiary of the Company is bound, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any subsidiary of the Company or obligating the Company or any subsidiary of the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement or undertaking, or obligating the Company to make any payment based on or resulting from the value or price or change in value or price of any such security, option, warrant, call, right, commitment, agreement or undertaking. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any


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                                                                            14

shares of capital stock of the Company or any of its subsidiaries.

          (c) Authorization; Non-contravention. (i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval (as defined in Section 4.01(n)), to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to obtaining the Company Shareholder Approval with respect to the Merger. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each of Parent and Acquisition Sub in accordance with its terms, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). The Board of Directors of the Company, at a meeting duly called and held, duly unanimously adopted resolutions (A) determining that the terms of the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders, (B) adopting this Agreement, (C) approving the terms of the Shareholders Agreement and (D) recommending that the Company's shareholders approve this Agreement, which resolutions have not been modified, supplemented or rescinded and remain in full force and effect as of the date of this Agreement.

     (ii) The execution and delivery by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or give rise to a right of termination, cancelation or acceleration of any obligation under, or the creation of a claim, lien, encumbrance, pledge or security interest (a "Lien") pursuant to, (A) the articles of incorporation or by-laws of the Company or comparable organizational documents of any subsidiary of the Company or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in the following sentence, any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any subsidiary of the Company or their respective properties or assets, in any case under this clause (B) which, individually or in the aggregate, would have a material adverse effect on the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") is required by or with respect to the Company or any subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (A) the filing with the Securities and Exchange Commission (the "SEC") of (1) a proxy statement relating to the meeting (the "Company Shareholders Meeting") of the shareholders of the Company duly called and convened to consider the approval of this Agreement (such proxy statement as amended or supplemented from time to time, the "Proxy Statement"), and (2) such reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as may be required in connection with this Agreement and the other transactions contemplated hereby, (B) the filing of the Articles of Merger with the Secretary of State of the State of Indiana in accordance with Section 23-1-40-5 of the IBCL and the filing of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (C) filings required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and any other applicable filings and approvals under similar foreign antitrust laws and regulations, (D) those required under the rules and regulations of the Nasdaq National Market, (E) filings necessary to satisfy the applicable requirements of state securities or "blue sky" laws, and (F) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made, individually or in the aggregate, would not have a material adverse effect on the Company and would not prevent or materially impede or delay the consummation of the transactions contemplated hereby.

          (d) SEC Documents; Financial Statements; Undisclosed Liabilities. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 2001 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), or the Exchange Act, as the case may be, applicable to such Company SEC Documents. None of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Company Filed SEC Documents or for liabilities incurred in connection with this Agreement or in the ordinary course of business after the date of this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would have a material adverse effect on the Company.

          (e) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the shareholders of the Company or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Acquisition Sub specifically for inclusion or incorporation by reference therein.

          (f) Absence of Certain Changes or Events. Since June 30, 2002, the Company has conducted its business only in the ordinary course, and during such period there has not been:

          (i) any state of facts, change, effect, event, occurrence or development which, individually or in the aggregate, would have a material adverse effect on the Company;

          (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any shares of capital stock of the Company or any repurchase for value by the Company of any shares of capital stock of the Company, other than (A) in connection with the exercise of any Company Stock Option where the exercise price thereof is paid in whole or in part in the form of shares of Company Common Stock or (B) in connection with the exercise of any Company Stock Option for purposes of satisfying tax withholding obligations;

          (iii) any split, combination or reclassification of any shares of capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

          (iv) (A) any granting by the Company or any subsidiary of the Company to any director or executive officer of the Company or any subsidiary of the Company of any increase in compensation, except in the ordinary course of business consistent with past practice or as required to satisfy contractual obligations that are existing as of the date of this Agreement, (B) any granting by the Company or any subsidiary of the Company to any such director or executive officer of any increase in severance or termination pay, except as required to satisfy contractual obligations that are existing as of the date of this Agreement, (C) any entry by the Company or any subsidiary of the Company into any employment, severance or termination agreement with any such director or executive officer, (D) other than as required by law, any entry into or amendment in any material respect of, (1) any collective bargaining agreement, except in connection with renegotiations of any expired or expiring collective bargaining agreement in the ordinary course of business, or (2) any Company Benefit Plan, except in the ordinary course of business consistent with past practice, or (E) any taking of any action to accelerate any rights or benefits, or making of any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or Company Benefit Plan;

          (v) any change in accounting methods, principles or practices by the Company or any subsidiary of the Company materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP; or

          (vi) any material election with respect to taxes by the Company or any subsidiary of the Company or settlement or compromise by the Company or any subsidiary of the Company of any material tax liability or refund.

          (g) Compliance with Laws; Litigation. The Company and its subsidiaries hold all permits, licenses, registrations, variances, exemptions, authorizations, orders and approvals of all Governmental Entities (the "Company Permits") that are required for them to own, lease or operate their properties and assets and to carry on their businesses as presently conducted, and there has occurred no default under any such Company Permit, except for failures to hold Company Permits or defaults under Company Permits which, individually or in the aggregate, would not have a material adverse effect on the Company. The Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for instances of noncompliance which, individually or in the aggregate, would not have a material adverse effect on the Company. There are no suits, actions or proceedings pending or threatened, against the Company or any subsidiary of the Company which, individually or in the aggregate, would have a material adverse effect on the Company, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against the Company or any subsidiary of the Company which, individually or in the aggregate, are having a material adverse effect on the Company. This Section 4.01(g) does not apply to environmental matters, tax matters and labor and benefit matters, which are exclusively the subject of Section 4.01(j),
     Section 4.01(h) and Sections 4.01(k) and (l), respectively.

          (h) Taxes. The Company has timely filed all material tax returns required to be filed by it, has timely paid (or caused to be timely paid) all material taxes shown as due and payable on all such tax returns, and has paid (or caused to be paid) all other material taxes as are due. No tax return of the Company is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company, except for such audits or examinations which, individually or in the aggregate, would not have a material adverse effect on the Company.

          (i) Certain Agreements. Neither the Company nor any of its subsidiaries is in breach of or default under any material agreement, commitment, lease or other instrument to which it or any of its properties is subject and there has not occurred any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default by the Company or any of its subsidiaries or a breach thereof or default thereunder by any other party thereto, except in all cases where such defaults or breaches, individually or in the aggregate, would not have a material adverse effect on the Company.

          (j) Environmental Matters. Except for items referred to below which, individually or in the aggregate, would not have a material adverse effect on the Company:

               (i) the Company and its subsidiaries are in compliance with all Environmental Laws;

               (ii) the Company and its subsidiaries have obtained and are in compliance with all Environmental Permits;

               (iii) there are no Environmental Claims pending or threatened against the Company or any of its subsidiaries; and

               (iv) none of the Company or any of its subsidiaries has entered into or received any decree or order under, or is subject to any judgment, decree or order pursuant to, any Environmental Law.

          (k) Labor Matters. (i) There are no representation or certification proceedings, or petitions seeking a representation proceeding, pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and (ii) there are no organizing activities involving the Company or any of its subsidiaries with respect to any group of employees of the Company or its subsidiaries, in the case of each of clause (i) and (ii) which, individually or in the aggregate, would have a material adverse effect on the Company.

          (l) Benefit Plans; Benefit Agreements. (i) Section 4.01(l) of the Company Disclosure Schedule sets forth a true and complete list of each material "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and each other material compensation, bonus, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, welfare, collective bargaining, severance, disability, death benefit, hospitalization and medical plan, program, policy or arrangement maintained or contributed to (or required to be contributed to) for the benefit of any current or former director, officer or employee of the Company or any of its subsidiaries and with respect to which the Company or any of its subsidiaries would reasonably be expected to have direct or contingent liability, other than statutorily mandated benefit programs (the "Company Benefit Plans"). There exist no employment, retention, deferred compensation, severance, termination or indemnification agreements or arrangements between the Company or any of its subsidiaries, on the one hand, and any current or former director, officer or employee of the Company or any of its subsidiaries, on the other hand ("Company Benefit Agreements").

          (ii) (A) None of the Company Benefit Plans is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or is otherwise subject to Title IV of ERISA, (B) none of the Company Benefit Plans (other than coverage mandated under applicable law) provides retiree medical or life insurance benefits to any person, (C) each Company Benefit Plan has been administered in compliance with its terms and the applicable provisions of ERISA, the Code and all other applicable laws, rules and regulations except for any failures to so administer, individually or in the aggregate, as would not have a material adverse effect on the Company, (D) neither the Company nor any entity required to be treated as a single employer with the Company under Section 414 of the Code has any unsatisfied liabilities under Title IV of ERISA which, individually or in the aggregate, would have a material adverse effect on the Company, (E) there are no pending or threatened investigations, claims or lawsuits in respect of any Company Benefit Plan which, individually or in the aggregate, would have a material adverse effect on the Company, and (F) except as provided in Section 6.06, no current or former director, officer or employee of the Company or any of its subsidiaries will become entitled to any material payment, benefit or right, or any materially increased and/or accelerated payment, benefit or right, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

          (m) Subsidiaries. The Company has previously made available to Parent a list of all the subsidiaries of the Company as of the date of this Agreement and their respective jurisdictions of organization. All the shares of capital stock of each of the subsidiaries of the Company are validly issued, fully paid and nonassessable (in each jurisdiction that recognizes such legal concept) and (except for directors' qualifying shares, if any) are owned by the Company, another subsidiary of the Company or the Company and another subsidiary of the Company, free and clear of all Liens. Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any person.

          (n) Vote Required. Under the IBCL and the Company's articles of incorporation, this Agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Shareholder Approval"). The Company Shareholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the transactions contemplated hereby.

          (o) State Business Combination Statutes. Sections 23-1-43-1 through 23-1-43-24 of the IBCL are not applicable to this Agreement, the Merger and the other transactions contemplated hereby pursuant to Article IX,
     Section 9.4 of the articles of incorporation of the Company as in effect on the date of this Agreement.

          (p) Brokers. No broker, investment banker, financial advisor or other person, other than Bear, Stearns & Co. Inc., Credit Suisse First Boston Corporation and George K. Baum & Company, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. True and correct copies of the Company's arrangements with Bear, Stearns & Co. Inc., Credit Suisse First Boston Corporation and George K. Baum & Company (the "Broker Agreements") have been delivered to Parent prior to the date of this Agreement.

          (q) Opinion of Financial Advisor. The Company has received the opinion of each of Bear, Stearns & Co. Inc., Credit Suisse First Boston Corporation and George K. Baum & Company, dated as of the date of this Agreement, to the effect that, as of the date of such opinion and based upon and subject to the matters stated therein, the consideration to be received by holders of Company Common Stock in the Merger is fair to such holders from a financial point of view.

          SECTION 4.02. Representations and Warranties of Parent and Acquisition Sub. Parent and Acquisition Sub represent and warrant to the Company as follows:

          (a) Organization and Power. Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and, only in the case of Parent is a corporation in good standing, under the laws of its jurisdiction of incorporation. Each of Parent and Acquisition Sub has all requisite corporate power and authority to conduct its business as presently conducted and is duly qualified and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where failures thereof, individually or in the aggregate, would not have a material adverse effect on Parent.

          (b) Authorization; Non-contravention. Each of Parent and Acquisition Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Acquisition Sub of this Agreement and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Acquisition Sub. This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, this Agreement constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each of Parent and Acquisition Sub in accordance with its terms (except, in each case, insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, or by principles governing the availability of equitable remedies). The execution and delivery by Parent and Acquisition Sub of this Agreement does not, and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or give rise to a right of termination, cancelation or acceleration of any obligation under, or the creation of a Lien pursuant to,
(i) the certificate of incorporation or by-laws (or other comparable organizational documents) of Parent or Acquisition Sub or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in the following sentence, any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Acquisition Sub or their respective properties or assets, in any case under this clause (ii) which, individually or in the aggregate, would have a material adverse effect on Parent. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Acquisition Sub in connection with the execution and delivery of this Agreement by Parent and Acquisition Sub or the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, except for (A) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the other transactions contemplated hereby, (B) the filing of the Articles of Merger with the Secretary of State of the State of Indiana in accordance with Section 23-1-40-5 of the IBCL and the filing of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (C) filings required pursuant to the HSR Act and any other applicable filings and approvals under similar foreign antitrust laws and regulations and (D) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, would not have a material adverse effect on Parent.

          (c) Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Acquisition Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to shareholders of the Company or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (d) No Business Activities; No Ownership Interests. Since the date of its incorporation, Acquisition Sub has not carried on any business or conducted any operations other than the execution of this Agreement and the performance of its obligations hereunder. Acquisition Sub does not have any assets or liabilities nor does it own, directly or indirectly, any capital stock or other ownership interest in any person.

          (e) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

          (f) Financing. Parent has or will have available, prior to the Effective Time, sufficient cash in immediately available funds to pay the aggregate Merger Consideration pursuant to Article III and to consummate, on the terms contemplated hereby, the Merger and the other transactions contemplated hereby.

                                  ARTICLE V

                   Covenants Relating to Conduct of Business

          SECTION 5.01. Covenants of the Company. During the period from the date of this Agreement until the Effective Time, the Company agrees as to itself and its subsidiaries that (except as consented to in writing by Parent (not to be unreasonably withheld), as expressly contemplated, required or permitted by this Agreement or as set forth in the Company Disclosure Schedule):

          (a) Ordinary Course; Capital Expenditures. The Company shall, and shall cause each of its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course substantially consistent with past practice in all material respects and use all reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. The Company shall not, nor shall it permit any of its subsidiaries to, enter into any material new line of business, or incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures, other than capital expenditures and obligations or liabilities incurred or committed to that are not in excess of $6,100,000, in the aggregate.

          (b) Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its subsidiaries to (i) declare, set aside or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of its capital stock, other than (A) in connection with the exercise of any Company Stock Option where the exercise price thereof is paid in whole or in part in the form of shares of Company Common Stock and (B) in connection with the exercise of any Company Stock Option for purposes of satisfying tax withholding obligations.

          (c) Issuance of Securities. The Company shall not, nor shall it permit any of its subsidiaries to, issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any of the foregoing, or enter into any agreement with respect to any of the foregoing, other than the issuance of Company Common Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement.

          (d) Governing Documents. The Company shall not amend or propose to amend, nor shall it permit any of its subsidiaries to amend, its articles of incorporation or by-laws or other comparable organizational documents, except, in the case of any subsidiary of the Company, for such amendments to its articles of incorporation or by-laws or other comparable organizational documents that do not have an adverse effect on the Merger or the other transactions contemplated by this Agreement.

          (e) No Acquisitions. The Company shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, any corporation, partnership, association or other business organization or any division or business thereof (provided that any wholly owned subsidiary of the Company may merge into or consolidate with any other wholly owned subsidiary of the Company) or (ii) any assets, except in the case of clause (ii) above, purchases of inventory, supplies and raw materials in the ordinary course of business consistent with past practice.

          (f) No Dispositions. The Company shall not, nor shall it permit any of its subsidiaries to, sell, lease or otherwise dispose of, or subject to any Lien, any properties or assets (including capital stock of subsidiaries) which are material to the Company and its subsidiaries taken as a whole, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice.

          (g) Indebtedness. The Company shall not, nor shall it permit any of its subsidiaries to, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries, except for (i) short-term borrowings incurred in the ordinary course of business, (ii) revolving credit borrowings under the Company's existing credit and accounts receivable facilities, (iii) indebtedness incurred in connection with the issuance of letters of credit for the account of the Company in the ordinary course of business and drawings thereunder, (iv) the guarantee by the Company or any of its wholly-owned subsidiaries of any obligations of any wholly-owned subsidiary of the Company and (v) any indebtedness or guarantees which are, individually or in the aggregate, not material to the Company and its subsidiaries taken as a whole or (B) make loans, advances or capital contributions to, or investments in, any person other than the Company or any direct or indirect wholly owned subsidiary of the Company.

          (h) Other Actions. The Company shall not, nor shall it permit any of its subsidiaries to, take any action that would result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality or material adverse effect becoming untrue,
(ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VII not being satisfied. The Company shall not, nor shall it permit any of its subsidiaries to, amend or modify any of the Broker Agreements or enter into any similar arrangements.

          (i) Advice of Changes. The Company shall advise Parent of any change or event which would cause or constitute a material breach of any of its representations and warranties contained in this Agreement.

          (j) No General Authorization, Etc. The Company shall not, nor shall it permit any of its subsidiaries to, authorize any of, or commit or agree to take any of, the actions that are prohibited by the foregoing covenants.

          SECTION 5.02. Covenants of Parent and Acquisition Sub. During the period from the date of this Agreement until the Effective Time, each of Parent and Acquisition Sub agrees that:

          (a) Other Actions. It shall not take any action that would result in
(i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality or material adverse effect becoming untrue,
(ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VII not being satisfied.

          (b) Advice of Changes. It shall advise the Company of any change or event which would cause or constitute a material breach of any of its representations or warranties contained in this Agreement.

          SECTION 5.03. No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize any director, officer or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries to, directly or indirectly, (and it shall affirmatively direct each of the foregoing not to) (i) solicit, initiate or encourage the submission of any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal.

          (b) The Board of Directors of the Company shall not (i) withdraw (or modify in a manner adverse to Parent) or propose publicly to withdraw (or modify in a manner adverse to Parent) the recommendation by such Board of Directors of this Agreement or the Merger to the shareholders of the Company, or resolve or agree to take any such action, (ii) adopt or approve, or propose publicly to adopt or approve, any Takeover Proposal, or resolve or agree to take any such action or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (an "Acquisition Agreement") constituting or related to, or which is intended to or would reasonably lead to, any Takeover Proposal or resolve or agree to take any such action.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.03, the Company shall promptly advise Parent orally and in writing of any Takeover Proposal or any inquiry, known to the Board of Directors or the officers of the Company, that the Company reasonably believes would lead to a Takeover Proposal, the material terms and conditions of such Takeover Proposal or inquiry and the identity of the person making any such Takeover Proposal or inquiry. The Company shall keep Parent informed in all material respects as to the status and details (including material amendments or proposed amendments) of any such Takeover Proposal or inquiry.

          (d) Nothing contained in this Section 5.03 shall prohibit the Company from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with counsel, failure to do so would create a risk of liability for breach of the obligations of the Board of Directors of the Company under applicable law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take, any action prohibited by Section 5.03(b).


                                  ARTICLE VI

                             Additional Agreements

          SECTION 6.01. Preparation of the Proxy Statement. (a) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. Each of the parties shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. The Company shall use its reasonable efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after filing with the SEC. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent the opportunity to review and comment thereon. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC for any amendment to the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective directors, officers or affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company.

          SECTION 6.02. Access to Information. The Company shall, and shall cause each of its subsidiaries to, afford to Parent and to its officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to their respective properties, books, records and personnel and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) such other information concerning its business, properties and personnel as Parent may reasonably request. All such information shall constitute Evaluation Material (as such term is defined in the Confidentiality Agreement dated as of August 14, 2002, between the Company and Parent (the "Confidentiality Agreement")) and shall be subject thereto as provided therein, and Parent shall, and shall cause its advisors and representatives who receive

Evaluation Material to agree to, hold all such Evaluation Material in confidence to the extent required by, and in accordance with, the terms of the Confidentiality Agreement.

          SECTION 6.03. Company Shareholders Meeting. The Company shall, as promptly as practicable after the date of this Agreement, (a) duly call, give notice of, convene and hold the Company Shareholders Meeting for the purpose of obtaining the Company Shareholder Approval and (b) through its Board of Directors, recommend to its shareholders that they grant the Company Shareholder Approval.

          SECTION 6.04. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and Parent shall, and shall cause its subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of any necessary consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained by such party or any of its affiliates in connection with the Merger and the other transactions contemplated by this Agreement, and the making or obtaining of all necessary filings and registrations with respect thereto, including filings required under the HSR Act, (ii) the defending of any lawsuits or other legal proceedings challenging this Agreement and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

          SECTION 6.05. Benefits Matters. (a) For a period of one year after the Effective Time (the "Continuation Period"), the Surviving Corporation shall, provide benefits to each employee of the Company or its subsidiaries who is or becomes an employee of the Surviving Corporation or its subsidiaries on and after the Effective Time so long as he or she remains an employee during such period (each, a "Continued Employee") that are no less favorable in the aggregate to such Continued Employee than those in effect immediately prior to the Effective Time for such Continued Employee. During the Continuation Period, the Surviving Corporation shall provide base salaries, annual commission and bonus opportunities, and long-term incentive compensation opportunities to each Continued Employee which are no less favorable in the aggregate to such Continued Employee than those in effect immediately prior to the Effective Time for such Continued Employee. The parties acknowledge and understand that the Surviving Corporation and Parent do not intend to provide equity incentive compensation opportunities and that the foregoing obligations do not require the provision of any such opportunities. With respect to any unused vacation or other time off to which any Continued Employee is entitled as of the Effective Time, pursuant to the terms of the vacation and other time off plans, programs, policies and arrangements of the Company and its subsidiaries (as in effect immediately prior to the Effective Time), the Surviving Corporation shall, following the Effective Time, allow such Continued Employee to utilize such vacation or other time off in accordance with such terms, without adverse amendment or modification. During the Continuation Period, the Surviving Corporation shall honor and continue the Company's severance and termination plans, programs and policies as in effect immediately prior to the Effective Time, without adverse amendment or modification. From and after the Effective Time, the Surviving Corporation shall honor and maintain all provisions in the Company Benefit Plans in accordance with their respective terms (as in effect at the Effective Time), for vested benefits and other vested or guaranteed amounts earned or accrued through the Effective Time.

          (b) From and after the Effective Time, the Surviving Corporation shall honor in accordance with their respective terms (as in effect at the Effective Time), all Company Benefit Agreements. Parent acknowledges and agrees that the transactions contemplated by this Agreement when effected shall constitute a "change in control" for purposes of all Company Benefit Plans and Company Benefit Agreements.

          (c) Subject to compliance with this Section 6.05, nothing herein shall limit or prevent the Surviving Corporation from amending, modifying or terminating any Company Benefit Plans or Company Benefit Agreements in accordance with the terms of such Company Benefit Plans and Company Benefit Agreements and applicable law.

          (d) To the extent applicable, with respect to any employee benefit plan maintained by the Surviving Corporation, for all purposes, including determining eligibility to participate, level of benefits, benefit accrual and vesting, service by Continued Employees with the Company or any of its subsidiaries (or any predecessor employer of an employee of the Company or any of its subsidiaries, to the extent service with such predecessor employer is recognized by the Company or any of its subsidiaries) shall be treated as service with the Surviving Corporation or any of its subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

          (e) To the extent applicable, the Surviving Corporation shall waive, or cause to be waived, any pre-existing condition limitation or actively-at-work requirement under any welfare benefit plan maintained by the Surviving Corporation in which Continued Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation or actively-at-work requirement would have been applicable under the comparable welfare benefit plan of the Company or its subsidiaries immediately prior to the Effective Time. To the extent applicable, the Surviving Corporation shall credit, or cause to be credited, the dollar amount of all expenses incurred by each Continued Employee (and his or her eligible dependents) during the plan year in which the Effective Time occurs for purposes of satisfying such year's deductible and co-payment limitations under the relevant welfare benefit plans in which they participate from and after the Effective Time.

          (f) Parent shall take all necessary shareholder action to permit each of the obligations of the Surviving Corporation in this Section 6.05 to be performed.

          SECTION 6.06. Stock-Based Compensation. (a) As soon as reasonably practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock

Incentive Plan) shall adopt resolutions or take such other actions as may be required to adjust the terms of all outstanding Company Stock Options, whether vested or unvested, as necessary to provide that each Company Stock Option outstanding immediately prior to the Effective Time shall be canceled effective immediately prior to the Effective Time, with the holder thereof becoming entitled to receive an amount in cash equal to (i) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised. As of the Effective Time, the Company Stock Incentive Plan shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary of the Company shall be canceled. The Company shall take all actions necessary to ensure that, after the Effective Time, no person shall have any right under the Company Stock Incentive Plan or any other plan, program or arrangement with respect to equity securities of the Company, or any subsidiary of the Company.

          (b) All amounts payable pursuant to Section 6.06(a) shall be subject to any required withholding of taxes or proof of eligibility of exemption therefrom and shall be paid without interest by the close of business on the day on which the Effective Time occurs.

          SECTION 6.07. Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except that filing fees and expenses incurred in connection with the preparation, printing, filing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.

          SECTION 6.08. Indemnification and Exculpation. (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer, director, agent, fiduciary or employee of the Company or any of its subsidiaries (the "Indemnified Persons") against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, agent, fiduciary or employee of the Company or any of its subsidiaries whether pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), and
(ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby; provided, however, that in the case of the Surviving Corporation such indemnification shall only be to the fullest extent a corporation is permitted under the IBCL to indemnify its own directors, officers, agents, fiduciaries and employees, and in the case of Parent, such indemnification shall not be limited by the IBCL but such indemnification shall not be applicable to any claims made against the Indemnified Persons (A) if a judgment or other final adjudication established that their acts or omissions were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so deliberated or (B) arising out of, based upon or attributable to the gaining in fact of any financial profit or other advantage to which they were not legally entitled. Parent and the Surviving Corporation, as the case may be, will pay all expenses of each Indemnified Person in advance of the final disposition of any such action or proceeding, in the case of the Surviving Corporation only to the fullest extent permitted by law upon receipt of any undertaking contemplated by Section 23-1-37-10 of the IBCL. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Person (whether arising before or after the Effective Time), (i) the Indemnified Persons may retain counsel satisfactory to them and Parent and the Surviving Corporation, (ii) Parent shall, and shall cause the Surviving Corporation to, pay all reasonable fees and expenses of such counsel for the Indemnified Persons promptly as statements therefor are received and

(iii) Parent shall, and shall cause the Surviving Corporation to, use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither Parent nor the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Person wishing to claim indemnification under this Section 6.08(a), upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent and the Surviving Corporation (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this
Section 6.08(a) except to the extent such failure materially prejudices such party), and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by Section 23-1-37-10 of the IBCL. The Indemnified Persons as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Persons.

          (b) The parties agree that the provisions of this Section 6.08 are
(i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Person and each Indemnified Person's heirs and representatives and
(ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

          SECTION 6.09. Transfer Taxes. Parent shall pay any state, local, foreign or provincial tax (including penalties and interest imposed in connection therewith) which is attributable to the transfer of the beneficial ownership of the Company's or the Company's subsidiaries' real property, if any, payable in connection with the consummation of the Merger, and any state, local, foreign or provincial tax (including penalties and interest imposed in connection therewith) which is attributable to the transfer of Company Common Stock pursuant to this Agreement.

                                 ARTICLE VII

                             Conditions Precedent

          SECTION 7.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

          (b) Antitrust. The waiting period applicable to the Merger under the HSR Act shall have expired or been terminated. Any other consents or approvals required to consummate the Merger (i) under any antitrust law of the European Union or any member nation of the European Union or (ii) under any other foreign antitrust law shall have been obtained, except in the case of clause
(ii) for those the failure of which to be obtained would not have a material adverse effect on the Company.

          (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Entity of competent jurisdiction enjoining or otherwise preventing the consummation of the Merger shall be in effect.

          SECTION 7.02. Conditions to Obligations of Parent and Acquisition Sub to Effect the Merger. The obligations of Parent and Acquisition Sub to effect the Merger is subject to the satisfaction of the following conditions unless waived by Parent and Acquisition Sub:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (i) to the extent qualified by material adverse effect, shall be true and correct and (ii) to the extent not qualified by material adverse effect, shall be true and correct, except that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on the Company, in each of cases (i) and (ii), as of the

     Closing Date as though made on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and Parent shall have received a certificate to such effect signed on behalf of the Company by its chief executive officer or its chief financial officer. Notwithstanding anything to the contrary, the condition specified in this
     Section 7.02(a) shall not apply to the representation and warranty made in Section 4.01(f)(i) on or after September 19, 2001.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by its chief executive officer or its chief financial officer.

          (c) No Litigation. There shall not be pending any suit, action or proceeding that has a substantial likelihood of success brought by any Governmental Entity (i) challenging the acquisition by Parent or Acquisition Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, or seeking to obtain from the Company, Parent or any of their respective affiliates any damages that are material in relation to the Company and its subsidiaries, taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective affiliates engaged in a line of business currently engaged in by the Company or its affiliates of any portion of the business or assets of the Company, Parent or any such affiliate, or to require any such person to divest or hold separate any portion of its business or assets, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock on all matters properly presented to the shareholders of the Company or (iv) seeking to prohibit Parent from effectively controlling the business or operations of the Company and its subsidiaries.

          SECTION 7.03. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by the Company:

          (a) Representations and Warranties. The representations and warranties of Parent and Acquisition Sub set forth in this Agreement (i) to the extent qualified by material adverse effect, shall be true and correct and (ii) to the extent not qualified by material adverse effect, shall be true and correct, except that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct do not, individually or in the aggregate, have a material adverse effect on Parent, in each of cases (i) and (ii), as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and the Company shall have received a certificate to such effect signed on behalf of Parent by an officer of Parent.

          (b) Performance of Obligations of Parent and Acquisition Sub. Each of Parent and Acquisition Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an officer of Parent.

          SECTION 7.04. Frustration of Closing Conditions. None of Parent, Acquisition Sub or the Company may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement.

                                 ARTICLE VIII

                           Termination and Amendment

          SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval is received:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company upon written notice to the other party:

               (i) if the Merger shall not have been consummated on or before January 31, 2003 (the "Outside Date"), unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

               (ii) if any Governmental Entity of competent jurisdiction shall have issued a permanent injunction or other order or decree enjoining or otherwise preventing the consummation of the Merger and such injunction or other order or decree shall have become final and nonappealable; or

               (iii) if, upon a vote at a duly held Company Shareholders Meeting, the Company Shareholder Approval shall not have been obtained;

          (c) by Parent if the Company shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) has not been or is incapable of being cured by the Company within 30 business days after its receipt of written notice thereof from Parent; or

          (d) by the Company if Parent shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) has not been or is incapable of being cured by Parent within 30 business days after its receipt of written notice thereof from the Company.

          SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and, except to the extent that such termination results from the intentional and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, there shall be no liability or obligation on the part of Parent, Acquisition Sub or the Company, except with respect to Section 4.01(p), Section 4.02(e), the second sentence of Section 6.02, Section 6.07, this Section 8.02 and Article IX (other than Section 9.06), which provisions shall survive such termination.

          SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after the Company Shareholder Approval is received, provided that after receipt of the Company Shareholder Approval, no amendment shall be made which by law requires further approval by the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the proviso to the first sentence of Section 8.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

          SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of Acquisition Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors to the extent permitted by law.


                                  ARTICLE IX

                              General Provisions

          SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          SECTION 9.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with written confirmation) or sent by overnight or same-day courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to the Company, to:

          CTB International Corp.
          611 North Higbee Street
          Milford, IN 46542-2000

          Attention:  Victor A. Mancinelli
          Facsimile:  (219) 658-3472
          with a copy to:

          Cravath, Swaine & Moore
          Worldwide Plaza
          825 Eighth Avenue
          New York, New York 10019

          Attention:  Ronald Cami, Esq.
          Facsimile:  (212) 474-3700.

          (b) if to Parent or Acquisition Sub, to:

          Berkshire Hathaway Inc.
          1440 Kiewit Plaza
          Omaha, Nebraska 68131

          with a copy to:

          Munger, Tolles & Olson LLP
          355 S. Grand Avenue
          Los Angeles, California 90071

          Attention:  Robert E. Denham
          Facsimile:  (213) 687-3702

          SECTION 9.03. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

          SECTION 9.04. Entire Agreement; No Third-Party Beneficiaries; Rights of Ownership. This Agreement, together with the Confidentiality Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, provided that the Confidentiality Agreement (other than Sections 4 and 7 thereof, which shall be of no further force or effect) shall survive the execution and delivery of this Agreement, and (b) other than Sections 6.06 and 6.08 of this Agreement, is not intended to confer upon any person other than the parties any rights or remedies hereunder.

          SECTION 9.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana, without regard to any principles of conflicts of law of such State.

          SECTION 9.06. Publicity. Except as otherwise permitted by this Agreement or required by law or obligations pursuant to any listing agreement with any national securities exchange or the National Association of Securities Dealers, Inc., none of Parent, Acquisition Sub or the Company shall, or shall permit any of their respective affiliates to, issue or cause the publication of any press release or other public announcement or statement with respect to this Agreement or the transactions contemplated hereby without first giving an opportunity to review and comment upon such press release or other public announcement or statement to the Company, in the case of Parent or Acquisition Sub, or Parent, in the case of the Company. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

          SECTION 9.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such purported assignment that is not so consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 9.08. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Indiana or in any Indiana state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Indiana or any Indiana state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any federal court located in the State of Indiana or any Indiana state court, unless it is unable to bring such action in an Indiana court as a result of the denial of jurisdiction by such courts and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement.

          SECTION 9.09. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first above written.

                                        BERKSHIRE HATHAWAY INC.,


                                        by: /s/    Marc D. Hamburg
                                            -------------------------------
                                            Name:  Marc D. Hamburg
                                            Title: Vice President and
                                                   Chief Financial Officer

                                        C ACQUISITION CORP.,


                                        by: /s/    Marc D. Hamburg
                                            -------------------------------
                                            Name:  Marc D. Hamburg
                                            Title: President

                                        CTB INTERNATIONAL CORP.,


                                        by: /s/    Victor A. Mancinelli
                                            -------------------------------
                                            Name:  Victor A. Mancinelli
                                            Title: President and
                                                   Chief Executive Officer